EXHIBIT 99.1
Asiarim Corporation Announces Trademark Licensing Agreement for Build-In Keyboard Computer

NEW YORK, NY -  September 23, 2010  -  Asiarim Corporation (OTCQB Symbol: ARMC) ("Asiarim") announces that its subsidiary, Commodore Licensing B.V. ("Commodore") in the Netherlands has entered into a Trademark Licensing Agreement for Build-in Keyboard Computer with Commodore USA, LLC, ("Licensee"), an independent third party unrelated to Asiarim and any members of Asiarim.

The Trademark License Agreement grants the Licensee the right to manufacture, market and distribute Build-in Keyboard Computer ("Keyboard Computer") and certain accessories for this type of computer, under certain terms and conditions and all subject to the approval of Commodore. The License Agreement is for an initial period of approximately 3 years, provided that certain financial and sales commitments are met, and can be renewed subject to fulfillment of certain sales targets and financial commitments.

With the introduction of the Keyboard Computer, the rich heritage of C64 will be revived which has been initiated and maintained by many users groups around the world. In response to a long desire and numerous requests from these user groups, Commodore decided to grant a limited licensing agreement to the Licensee for Keyboard Computer, for the revival and re-introduction of the traditional retro product in the original form factor of Commodore 64, equipped with the latest technology and features.

The revival of the iconic Keyboard Computer in the original form factor is one of the steps in Asiarim's strategy to launch a new exciting line of computer products under the Commodore brand name. A complete product line of notebooks, all-in one desktop PC's, 7, 10 and 11.6 inch tablet computers will be introduced before the end of 2010. Furthermore, Asiarim is focusing on its mobile product gaming strategy, concluding alliances for a new line of mobile handheld devices and smart phone products - all featured with easy to use mobile applications and direct online access for instant social networking functionalities using the Android Operating System.

Mr. Ben van Wijhe, President and CEO of Asiarim states, "We will be launching our new line of core products under the Commodore brand soon. However, in recognition of the many "Commodorians" that grew up with the C64 and who are still active in the playing field of this iconic product of the 80's, we felt compelled to re-introduce the Commodore C64 in the original form factor. We have been looking for a reliable partner and have entered into a limited licensing agreement with Mr. Barry S. Altman, President & CEO of the Licensee, to re-launch the Keyboard Computer under certain conditions, whilst Asiarim will remain focusing on developing and distribution of Commodore's core product line of notebooks, a series of desktop all-in - one computers, as well tablet and mobile (smart phone) devices.

Mr. van Wijhe, further added, "We are exited about the initiative of Mr. Altman and we are waiting for the initial prototypes of the Build-in Keyboard Computer for review and product Quality Control approvals. We expect that after this, the product will be ready for distribution to consumers according the proposed specifications and terms. Commodore Licensing B.V. will follow up with the Licensee regarding the Keyboard Computer products so that it complies with the License Agreement and our USA office in California will also initiate and encourage collaboration within the Commodore group of companies to support the Keyboard Computer product distribution.

Commodore USA, LLC. is an independent third party and has no affiliation or association with Asiarim and other Commodore companies other than the limited brand license agreement for the Build-in Keyboard computer.

About Asiarim Corporation:

Asiarim Corporation (OTCQB: ARMC) is a Nevada corporation. The Asiarim Group holds the worldwide rights for the "Commodore" trademark and its subsidiaries are in the business of developing and distribution of computer and mobile products under the Commodore brand as well brand licensing to authorized parties.

Additional information on Asiarim or Commodore can be found at its website at www.commodorecorp.com
Contact Asiarim Corporation Hong Kong, China ir@asiarim.net

Forward Looking Statements:

A number of statements contained in this Report are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Certain written statements in this press release constitute "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Words or phrases such as "should result," "are expected to," "we anticipate," "we estimate," "we project," "we intend," or similar expressions are intended to identify forward-looking statements. Such statements should not be construed as an invitation to participate in an offering of shares in the capital of Asiarim or a confirmation that an offering will indeed occur. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include demand for our services, product development, our ability to maintain acceptable margins and control costs, the impact of federal, state and local regulatory requirements on our business, the impact of competition and the uncertainty of economic conditions in general, including the timely development and market acceptance of products, competitive market conditions, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses, and other factors. The actual results that Asiarim achieves may differ materially from any forward-looking statements due to such risks and uncertainties. Readers are cautioned not to place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and we undertake no obligation to publicly update these statements based on events that may occur after the date of this document.